Exhibit 99.1

Vertical Branding, Inc. Announces 4th Quarter Profit

Company Achieves 4th Quarter EBITDA of Approximately $1 Million and Net Income of Approximately $0.3 Million

Los Angeles, Calif. – (Prime Newswire) – March 13, 2007 — Vertical Branding, Inc. (OTC BB:VBDG), a consumer products branding, marketing, and distribution company, announced its financial results today for the quarter and fiscal year ended December 31, 2006, including a return to profitability in the fourth quarter. The company expects to report net income of approximately $0.3 million on consolidated net revenues of approximately $10.7 million for the quarter ended December 31, 2006.  This compares to a loss of $1.3 million on revenues of nearly $1.5 million for the same period of the prior year.  Fourth-quarter earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) were approximately $1 million, compared to a loss of almost $1 million for the quarter ended December 31, 2005.

"We believe that our expected results for Q4 2006 demonstrate the validity of our new market strategies, the wisdom of our recent acquisition and the ability of our new management team to execute those strategies,” said Nancy Duitch, CEO of Vertical Branding, Inc.  “This will be the first quarter in well over a year where we will show both positive EBITDA and bottom line profitability."

Vertical Branding further announced that it expects to report fourth quarter retail distribution segment sales of approximately $3.9 million and direct response marketing segment sales of approximately $6.6 million.  The company’s retail segment began in August 2006 with its acquisition of the consumer products division of Adsouth Partners, Inc.  Third quarter 2006 retail segment sales were $1.2 million.  Fourth quarter direct response segment sales represent an approximately 375% increase over the same period of the prior year.  Sales from real estate activities in the fourth quarter are expected to be equivalent to those of the third quarter, or approximately $175,000.

For the full fiscal year ended December 31, 2006, Vertical Branding expects to report a loss of approximately $2.75 million on $23.1 million in revenue, as compared to a prior year loss of $2.58 million on $8.1 million in revenue.  The company lost approximately $1.2 million in fiscal year 2006 on an EBITDA basis, compared to a loss of approximately $2.2 million for fiscal year 2005.

Vertical Branding reports its fourth quarter and audited fiscal year results on Form 10-KSB, which it expects to file with the Securities and Exchange Commission on or before March 30, 2007.  The results announced today are subject to year-end audit adjustments, if any, made in connection with the completion of the company’s annual audit process.

Non-GAAP Income

EBITDA included in this press release is a non-GAAP measure that is defined as net income excluding the effects of interest, income taxes, depreciation and amortization expenses.  Interest expense for the fourth quarter and full fiscal year 2006 was $327,000 and $613,000 respectively.  Tax expense for the fourth quarter and full fiscal year 2006 was $46,000 and $53,000 respectively.  Depreciation and amortization expenses for the fourth quarter and full fiscal year 2006 were $240,000 and $561,000 respectively.  Stock-based compensation expense for the fourth quarter and full fiscal year 2006 was $96,000 and 218,000 respectively.

EBITDA as defined above may not be similar to non-GAAP income measures used by other companies.  The company believes that EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments, impairment of assets related to those investments, interest on debt and capital lease obligations, and non-cash compensation expense that we do not believe are reflective of the underlying performance of the Company’s business operations.  Management uses EBITDA in evaluating the overall performance of the company’s business operations.

Although management finds EBITDA useful for evaluating aspects of the company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings measures.  The company believes that EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company provides investors with this supplemental metric since, with reconciliation to GAAP, it may allow for greater insight into the Company’s financial results.

About Vertical Branding, Inc.

Vertical Branding, Inc. (OTC BB: VBDG) is a consumer products, branding, marketing, and distribution company. The Company takes an integrated vertical marketing approach to brand building utilizing a variety of media channels, including television, online media, and print advertising. The Company also has established retail, catalog, and international product distribution channels to drive consumer sales. The Company’s focus is on finding appealing and high quality products that meet a real need in the marketplace with emphasis on the health, beauty, relationship, personal care, and house ware product categories.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.  We assume no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Contact:

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